Exhibit 99.1

PRESS RELEASE

Level 3 Reports Second Quarter 2011 Results

Continued Core Network Services Revenue Growth

Second Quarter Highlights

•                  Consolidated Revenue of $932 million

•                  Continued Core Network Services revenue growth; 2 percent sequentially and 6 percent year-over-year

•                  Consolidated Adjusted EBITDA increased to $226 million, or $234 million excluding costs associated with the Global Crossing transaction

•                  Global Crossing transaction expected to close before the end of the year

BROOMFIELD, Colo., July 27, 2011 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported consolidated revenue of $932 million for the second quarter 2011, an increase compared to consolidated revenue of $929 million for the first quarter 2011 and $908 million for the second quarter 2010.

The net loss for the second quarter 2011 was $181 million, or $0.11 per share, which included a $0.02 per share charge of $23 million on the extinguishment of debt and $14 million in costs associated with Global Crossing. The costs associated with Global Crossing consisted of $8 million of operating expenses and $6 million in interest expense attributable to the $600 million of the 8.125% Senior Notes due 2019. The net loss for the first quarter 2011 was $205 million, or $0.12 per share, which included charges of $27 million or $0.02 per share, for income tax expense primarily related to deferred tax liabilities attributable to certain indefinite lived assets and $20 million, or $0.01 per share, on the extinguishment of debt. For the second quarter 2010, the net loss was $169 million or $0.10 per share.

Consolidated Adjusted EBITDA was $226 million in the second quarter 2011, which included $8 million in costs associated with the Global Crossing transaction. This compares to $225 million in the first quarter 2011 and $209 million in the second quarter 2010.

“Our track record around execution in the business, combined with our continued focus on the customer experience, has proven to be successful in winning new business, contributing to positive revenue growth,” said James Q. Crowe, CEO of Level 3. “We are pleased with the progress we have made in growing Core Network Service revenue over the last year.”

Financial Results

Metric ($ in millions)	Second Quarter 2011	First Quarter 2011	Second Quarter 2010
Total Communications Revenue	$913	$914	$892
Other Revenue	$19	$15	$16
Total Consolidated Revenue	$932	$929	$908
Consolidated Adjusted EBITDA(1)	$226	$225	$209
Capital Expenditures	$125	$115	$104
Unlevered Cash Flow(1)	$117	$41	$102
Free Cash Flow(1)	$6	$(115)	$(19)
Communications Gross Margin(1)	62.0%	60.9%	59.9%
Communications Adjusted EBITDA Margin(1)	24.8%	24.6%	23.4%

(1)       See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Total Communications Revenue for the second quarter 2011 was $913 million, compared to $914 million for the first quarter 2011 and $892 million for the second quarter 2010.

Communications Revenue ($ in millions)	Second Quarter 2011	First Quarter 2011	Percent Change	Second Quarter 2010	Percent Change
Wholesale	$358	$351	2%	$342	5%
Large Enterprise and Federal	$148	$144	3%	$142	4%
Mid-Market	$158	$155	2%	$146	8%
Europe	$80	$79	1%	$69	16%
Core Network Services	$744	$729	2%	$699	6%
Wholesale Voice Services	$151	$164	(8)%	$163	(7)%
Other Communications Services	$18	$21	(14)%	$30	(40)%
Total Communications Services	$913	$914	—	$892	2%

Core Network Services

Core Network Services revenue was $744 million in the second quarter 2011, an increase of approximately 2 percent compared to $729 million in the first quarter 2011, and an increase of approximately 6 percent compared to $699 million in the second quarter 2010. On a constant currency basis, European Core Network Services revenue decreased approximately 1 percent sequentially and increased 6 percent year-over-year.

“In the second quarter 2011 we saw Core Network Services revenue increase 1.7 percent sequentially on a constant currency basis, demonstrating continued

improvement in our overall rate of Core Network Services growth,” said Sunit Patel, executive vice president and CFO of Level 3. “We saw particular strength from wireless, content, financial services and Government customers during the quarter. Additionally, gross margin grew from $557 million in the first quarter 2011 to $566 million in the second quarter 2011.”

Deferred Revenue

The communications deferred revenue balance was $889 million at the end of the second quarter 2011, compared to $888 million at the end of the first quarter 2011 and $865 million at the end of the second quarter 2010.

Cost of Revenue

Communications cost of revenue decreased to $347 million in the second quarter 2011, compared to $357 million in the first quarter 2011 and $358 million in the second quarter 2010.

Communications gross margin was 62.0 percent for the second quarter 2011, compared to 60.9 percent in the first quarter 2011. Communications gross margin was 59.9 percent in the second quarter 2010.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, Communications SG&A was $340 million in the second quarter 2011, and excluding $8 million in costs associated with the Global Crossing transaction was flat compared to $332 million in the first quarter 2011. Communications SG&A, excluding non-cash compensation expense, was $324 million in the second quarter 2010.

Communications SG&A, including non-cash compensation expense was $357 million for the second quarter 2011, compared to $357 million for the first quarter 2011 and $338 million for the second quarter 2010. Non-cash compensation expense was $17 million, $25 million, and $14 million for the second quarter 2011, first quarter 2011, and second quarter 2010, respectively.

Adjusted EBITDA

Communications Adjusted EBITDA was $226 million for the second quarter 2011, or $234 million, excluding the $8 million of expenses incurred during the quarter associated with the Global Crossing transaction. Communications Adjusted EBITDA was $225 million for the first quarter 2011 and $209 million for the second quarter 2010.

Communications Adjusted EBITDA margin increased to 24.8 percent, or 25.6 percent excluding the costs associated with the Global Crossing transaction, for the second quarter 2011, compared to 24.6 percent for the first quarter 2011, and 23.4 percent in the second quarter 2010.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes restructuring charges. The company incurred less than $1 million of restructuring charges in the second quarter of 2011 and the first quarter of 2011, and $1 million of restructuring charges for the second quarter 2010.

Consolidated Cash Flow and Liquidity

During the second quarter 2011, Unlevered Cash Flow was $117 million, versus $41 million in the first quarter 2011, and $102 million for the second quarter 2010.

Consolidated Free Cash Flow was positive $6 million for the second quarter 2011, compared to negative $115 million in the first quarter 2011 and negative $19 million for the second quarter 2010.

As of June 30, 2011, the company had cash and cash equivalents of approximately $584 million.

Corporate Transactions

Global Crossing

On June 9, 2011, Level 3 Communications, Inc. announced that Level 3 Escrow, Inc., its newly formed, indirect, wholly owned subsidiary, issued $600 million aggregate principal amount of its 8.125% Senior Notes due 2019 in a private offering to “qualified institutional buyers.” On July 14, 2011, Level 3 Escrow, Inc. announced that it agreed to issue an additional $600 million of the 8.125% Senior Notes due 2019, for a total of $1.2 billion of these notes. The $1.2 billion of proceeds from the offering of the notes will be used to repay Global Crossing debt including fees and premiums.

Financings

On July 15, 2011, Fairfax Financial Holdings Limited and certain of its subsidiaries and certain other investors converted approximately $128 million in aggregate principal amount of Level 3’s 15% Convertible Senior Notes due 2013 to equity. Level 3 issued in aggregate approximately 71 million shares of Level 3’s common stock, and paid an aggregate of approximately $29 million in cash, representing interest due from July 15, 2011 to the maturity date. Approximately $272 million in aggregate principal amount of these notes remain outstanding.

Business Outlook

“We continue to expect sequential revenue growth in Core Network Services revenue for the rest of 2011 and low double-digit Consolidated Adjusted EBITDA growth in 2011 compared to 2010,” said Patel. “Capital expenditures are expected to be approximately 12 percent of Communications revenue for the full year 2011, and Free Cash Flow is expected to be roughly breakeven for the last three quarters of 2011 in aggregate. These expectations exclude any effect from the pending Global Crossing acquisition, which we continue to expect to close before the end of the year.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s second quarter 2011 results at 10 a.m. ET today. To join the call, please dial 1 888-596-2633 (U.S. Domestic) or 1 913-312-6698 (International), conference code 3932140. A live broadcast of the call can also be heard on Level 3’s website at http://lvlt.client.shareholder.com. During the call, the company will review an earnings presentation that summarizes the financial results of the quarter. This presentation may be accessed at http://lvlt.client.shareholder.com/results.cfm.

The call will be archived and available on Level 3’s Investor Relations website or can be accessed as an audio replay starting at 1 p.m. ET on July 27 until 1 p.m. ET on Aug. 6. The replay can be accessed by dialing 1 888-203-1112 (U.S. Domestic) or 1 719-457-0820 (International), conference code 3032140.

For additional information, please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.level3.com .

© Level 3 Communications, LLC.  All Rights Reserved.  Vyvx, Venuenet+, Level 3, Level 3 Communications and the Level 3 Communications Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.

Important Information For Investors And Stockholders

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  The proposed transaction will be submitted to the stockholders of Level 3, Inc. (“Level 3”) and the stockholders of Global Crossing Limited (“Global Crossing”) for their consideration.  Level 3 and Global Crossing will file a registration statement on Form S-4, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC.  Level 3 and Global Crossing will each provide the final joint proxy statement/prospectus to its respective stockholders.  Investors and security holders are urged to read the registration statement and the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information about Level 3, Global Crossing and the proposed transaction.  Investors and security holders will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Level 3 and Global Crossing free of charge at the SEC’s Web Site at http://www.sec.gov. In addition, the joint proxy statement/prospectus, the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus and the other documents filed with the SEC by Level 3 may be obtained free of charge by directing such request to:  Investor Relations, Level 3, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021 or from Level 3’s Investor Relations page on its corporate website at http://www.Level 3.com and the joint proxy statement/prospectus, the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus and the other documents filed with the SEC by Global Crossing be obtained free of charge by directing such request to: Global Crossing by telephone at (800) 836-0342 or by submitting a request by e-mail to glbc@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda or from Global Crossing’s Investor Relations page on its corporate website at http://www.globalcrossing.com.

Level 3, Global Crossing and their respective directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions from the stockholders of Level 3 and from the stockholders of Global Crossing, respectively.  Information about the directors and executive officers of Level 3 is set forth in the proxy statement on Schedule 14A for Level 3’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2011 and information about the directors and executive officers of Global Crossing is set forth in the proxy statement for Global Crossing’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on May 19, 2010. Additional information regarding participants in the proxy solicitation may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

Forward Looking Statements About Global Crossing

This press release contains statements about expected future events and financial results that are forward looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: the failure to occur of any condition to the closing of the acquisition of Global Crossing by Level 3, including the failure to obtain a required approval or the experiencing of a material adverse effect by either company; the failure to achieve expected synergies from the acquisition; Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the availability of future borrowings in an amount sufficient to pay Global Crossing’s indebtedness and to fund its other liquidity needs; legal and contractual restrictions on the inter-company transfer of funds by Global Crossing’s subsidiaries; Global Crossing’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of Global Crossing’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to Global Crossing’s substantial international operations; risks associated with movements in foreign currency exchange rates; risks related to restrictions on the conversion of the Venezuelan bolivar into U.S. dollars and to the resultant buildup of a material excess bolivar cash balance, which is carried on Global Crossing’s books at the official exchange rate, attributing to the bolivar a value that is significantly greater than the value that would prevail on an open market; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with Global Crossing’s own internal controls; exposure to contingent liabilities; and other risks referenced from time to time in Global Crossing’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

Cautionary Notice Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the acquisition of Global Crossing by Level 3, including financial and operating results and synergy benefits that may be realized from the acquisition and the timeframe for realizing those benefits; Level 3’s and Global Crossing’s plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts; and (ii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning.

These forward-looking statements are based upon management’s current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies and third-party approvals, many of which are beyond our control. The following factors, among others, could cause actual results to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Amalgamation among Level 3, Global Crossing and Global Crossing Amalgamation Sub, Ltd. (the “Amalgamation Agreement”); (2) the inability to complete the transactions contemplated by the Amalgamation Agreement due to the failure to obtain the required stockholder approvals, (3) the inability to satisfy the other conditions specified in the Amalgamation Agreement, including without limitation the receipt of necessary governmental or regulatory approvals required to complete the transactions contemplated by the Amalgamation Agreement; (4) the inability to successfully integrate the businesses of Level 3 and Global Crossing or to integrate the businesses within the anticipated timeframe; (5) the risk that the proposed transactions disrupt current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of such transactions; (6) the ability to recognize the anticipated benefits of the combination of Level 3 and Global Crossing, including the realization of revenue and cost synergy benefits; and to recognize such benefits within the anticipated timeframe; (7) the outcome of any legal proceedings that may be instituted against Level 3, Global Crossing or others following announcement of the Amalgamation Agreement and transactions contemplated therein; and (8) the possibility that Level 3 or Global Crossing may be adversely affected by other economic, business, and/or competitive factors.

Other important factors that may affect Level 3’s and the combined business’ results of operations and financial condition include, but are not limited to: the current uncertainty in the global financial markets and the global economy; a discontinuation of the development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing, and the company’s ability to: increase and maintain the volume of traffic on its network; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; successfully integrate acquisitions; and meet all of the terms and conditions of debt obligations.

Additional information concerning these and other important factors can be found within Level 3’s and Global Crossing’s respective  filings with the SEC, which discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. Statements in this communication should be evaluated in light of these important factors.  The forward-looking statements in this communication speak only as of the date they are made. Except for the ongoing obligations of Level 3 and Global Crossing to disclose material information under the federal securities laws, neither Level 3 nor Global Crossing undertakes any obligation to, and expressly disclaim any such obligation to, update or alter any forward-looking statement to reflect new information, circumstances or events that occur after the date such forward-looking statement is made unless required by law.

###

Contact Information

Media:	Investor:
Monica Martinez	Valerie Finberg
720-888-3991	720-888-2501
Monica.Martinez@Level3.com	Valerie.Finberg@Level3.com

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Communications Revenue is defined as communications revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from transport, infrastructure, data and local and enterprise voice communications services.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the Consolidated Statements of Operations.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metrics	Q2 2011
($ in millions)	Communications	Other	Consolidated

Net Loss	$(178)	$(3)	$(181)
Income Tax Expense	3	—	3
Total Other (Income) Expense	178	2	180
Depreciation and Amortization	206	1	207
Non-cash Stock Compensation	17	—	17
Adjusted EBITDA	$226	$—	$226

Revenue	$913

Adjusted EBITDA Margin	24.8%

Adjusted EBITDA Metrics	Q1 2011
($ in millions)	Communications	Other	Consolidated

Net Loss	$(201)	$(4)	$(205)
Income Tax Expense	27	—	27
Total Other (Income) Expense	171	3	174
Depreciation and Amortization	203	1	204
Non-cash Stock Compensation	25	—	25
Adjusted EBITDA	$225	$—	$225

Revenue	$914

Adjusted EBITDA Margin	24.6%

Adjusted EBITDA Metrics	Q2 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(167)	$(2)	$(169)
Income Tax Expense	—	—	—
Total Other (Income) Expense	140	1	141
Depreciation and Amortization	222	1	223
Non-cash Stock Compensation	14	—	14
Adjusted EBITDA	$209	$—	$209

Revenue	$892

Adjusted EBITDA Margin	23.4%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through free cash flow.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense).  Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as payments on and repurchases of long-term debt, interest income and cash interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow
Three Months Ended June 30, 2011	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$131	$131
Capital Expenditures	$(125)	$(125)
Cash Interest Paid	$111	N/A
Interest Income	$ (—)	N/A
Total	$117	$6

Unlevered Cash Flow and Free Cash Flow
Three Months Ended March 31, 2011	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$—	$—
Capital Expenditures	$(115)	$(115)
Cash Interest Paid	$156	N/A
Interest Income	$ (—)	N/A
Total	$41	$(115)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended June 30, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$85	$85
Capital Expenditures	$(104)	$(104)
Cash Interest Paid	$121	N/A
Interest Income	$ (—)	N/A
Total	$102	$(19)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions, except per share data)	2011	2011	2010

Revenue:
Communications	$913	$914	$892
Coal Mining	19	15	16
Total Revenue	932	929	908

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue:
Communications	347	357	358
Coal Mining	19	15	16
Total Cost of Revenue	366	372	374

Depreciation and Amortization	207	204	223
Selling, General and Administrative	357	357	338
Restructuring Charges	—	—	1
Total Costs and Expenses	930	933	936

Operating Income (Loss)	2	(4)	(28)

Other Income (Expense):
Interest income	—	—	—
Interest expense	(160)	(157)	(145)
Loss on extinguishment of debt	(23)	(20)	(5)
Other, net	3	3	9
Total Other Expense	(180)	(174)	(141)

Loss Before Income Taxes	(178)	(178)	(169)

Income Tax Expense	(3)	(27)	—

Net Loss	$(181)	$(205)	$(169)

Basic and Diluted Loss per Share	$(0.11)	$(0.12)	$(0.10)

Shares Used to Compute Basic and Diluted Loss per Share (in thousands)	1,703,838	1,681,184	1,660,009

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	June 30,	March 31,	December 31,
(dollars in millions)	2011	2011	2010

Assets

Current Assets:
Cash and cash equivalents	$584	$1,079	$616
Restricted cash and securities	632	3	2
Receivables, less allowances for doubtful accounts of $18, $18, and $17, respectively	294	295	264
Other	112	109	90
Total Current Assets	1,622	1,486	972

Property, Plant and Equipment, net	5,228	5,276	5,302
Restricted Cash and Securities	120	120	120
Goodwill	1,429	1,429	1,427
Other Intangibles, net	323	347	371
Other Assets	140	144	163
Total Assets	$8,862	$8,802	$8,355

Liabilities and Stockholders’ Deficit

Current Liabilities:
Accounts payable	$336	$328	$329
Current portion of long-term debt	875	449	180
Accrued payroll and employee benefits	65	39	84
Accrued interest	169	134	146
Current portion of deferred revenue	144	151	151
Other	83	79	66
Total Current Liabilities	1,672	1,180	956

Long-Term Debt, less current portion	6,349	6,618	6,268
Deferred Revenue, less current portion	745	737	736
Other Liabilities	528	532	552
Total Liabilities	9,294	9,067	8,512

Stockholders’ Deficit	(432)	(265)	(157)
Total Liabilities and Stockholders’ Deficit	$8,862	$8,802	$8,355

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions)	2011	2011	2010

Cash Flows from Operating Activities:
Net loss	$(181)	$(205)	$(169)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	207	204	223
Non-cash compensation expense attributable to stock awards	17	25	14
Loss on extinguishment of debt, net	23	20	5
Accretion of debt discount and amortization of debt issuance costs	14	13	14
Accrued interest on long-term debt	35	(12)	10
Deferred income taxes	1	26	(2)
Change in fair value of embedded derivative	—	—	(8)
Other, net	(10)	—	7
Changes in working capital items:
Receivables	2	(29)	(10)
Other current assets	(5)	(13)	(5)
Payables	7	(4)	12
Deferred revenue	(1)	(3)	(11)
Other current liabilities	22	(22)	5
Net Cash Provided by Operating Activities	131	—	85

Cash Flows from Investing Activities:
Capital expenditures	(125)	(115)	(104)
Proceeds from sale of property, plant and equipment and other assets	2	2	—
(Increase) decrease in restricted cash and securities, net	(33)	(1)	4
Net Cash Used in Investing Activities	(156)	(114)	(100)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	(6)	772	—
Payments on and repurchases of long-term debt	(464)	(198)	(176)
Net Cash Provided by (Used in) Financing Activities	(470)	574	(176)

Effect of Exchange Rates on Cash and Cash Equivalents	—	3	(6)

Net Change in Cash and Cash Equivalents	(495)	463	(197)

Cash and Cash Equivalents at Beginning of Period	1,079	616	639

Cash and Cash Equivalents at End of Period	$584	$1,079	$442

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$111	$156	$121
Income taxes paid, net of refunds	$1	$—	$1